EXHIBIT 99.3
Consent of Morgan Stanley & Co. Incorporated
We hereby consent to the use in the Registration Statement of FirstEnergy Corp. (“FirstEnergy”) on Form S-4 and in the Joint Proxy Statement/Prospectus of FirstEnergy and Allegheny Energy, Inc., which is part of the Registration Statement, of our opinion dated February 10, 2010 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary,” “Risk Factors,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the FirstEnergy Board of Directors and Its Reasons for the Merger,” “The Merger—Certain Unaudited Prospective Information Utilized by the FirstEnergy Board of Directors and FirstEnergy’s Financial Advisor,” and “The Merger — Opinion of FirstEnergy’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Sae-young Kim
Sae-young Kim
Vice President

New York, New York
July 16, 2010